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                                                                    EXHIBIT 23.3

                              CONSENT OF ATTORNEYS

PacificAmerica Money Center, Inc.
Woodland Hills, California

     We hereby consent to the incorporation by reference in this Form S-3 Registration Statement of our opinions dated May 13, 1996 and June 12, 1996 relating to the issuance of shares of Common Stock, Subscriber Warrants and General Partner Warrants, and the exercise of Subscriber Warrants and General Partner Warrants, appearing in the Form S-4 Registration Statement declared effective May 14, 1996 and the Form S-1 Registration Statement declared effective June 24, 1996, and to the reference to our name under the caption "Experts" in the Prospectus constituting a part of the Form S-3 Registration Statement.

                                          JEFFER, MANGELES, BUTLER & MARMARO LLP

Los Angeles, California
February 18, 1997